Select Advisors Portfolios
                          Form: N-SAR December 31, 1997
                       Item 77-Q Incorporated by Reference

------------------------------------------------------------------------------

                               Item 77-Q1 Exhibits

The following exhibits were included in a matter submitted to a vote of security holders during the period ended 12/31/97 and are being Incorporated by Reference. The actual filings are identified below each list of documents which is being incorporated by reference.

     1. A Portfolio Advisory Agreement between Touchstone Advisors, Inc., the investment advisor for the Growth & Income Portfolio, and Scudder, Stevens & Clark, Inc. ("Scudder"); and

     2. A new Portfolio Advisory Agreement between Touchstone Advisors, Inc. and Scudder (or its successor) to become effective upon the consummation of certain transactions pursuant to which Scudder will be subject to a change in control; and

     3. An amendment to the existing Investment Advisory Agreement between Touchstone Advisors, Inc. and Select Advisors Portfolios; and


                               Form type: DEFS14A
                           Date Filed: August 15, 1997


        1. A new Portfolio Advisory agreement between Touchstone Advisors, Inc., the investment advisor to the Emerging Growth Portfolio and Westfield Capital Management Company, which differs from the previous agreement only in the effective and termination dates.

                               Form type: DEFS14A
                           Date Filed: October 1, 1997